PROSPECTUS Dated May 12, 2011	Pricing Supplement No. 2012-MTNDG0236 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-172554 and 333-172554-01
Dated May 12, 2011	Dated May 30, 2012
Filed pursuant to Rule 424(b)(2)
$3,600,000
MEDIUM-TERM NOTES, SERIES D
Senior Notes

360,000 Jump Securities Based on the
iShares® MSCI Emerging Markets Index Fund due December 5, 2012
Unlike ordinary debt securities, the Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December 5, 2012, which we refer to as the securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  Instead, at maturity you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending on the closing price (as defined below) of shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero.  The securities are not principal protected. The securities are senior unsecured debt securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and issue price of each security is $10.
•	We will not pay interest on the securities.
•	The maturity date will be December 5, 2012.
•	At maturity, you will receive, for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	If the final share price is greater than or equal to the initial share price, $10 plus the upside payment, or
º
If the final share price is less than the initial share price, $10 times the share performance factor. This amount will be less than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity.

Please see the payoff diagram under “Hypothetical Payments on the Securities at Maturity” on page PS-6.
•
The upside payment will be equal to $1.00 per security (10% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.00 per security.

•	The final share price will equal the closing price of the underlying shares on the valuation date.
•
The initial share price equals $37.52,  the closing price of the underlying shares on the pricing date, subject to adjustment upon the occurrence of certain limited events affecting the underlying shares.

•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The pricing date is May 30, 2012, the day we priced the notes for initial sale to the public.
•	The valuation date will be November 30, 2012, subject to postponement for non-trading days and certain market disruption events.
•
Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Emerging Markets Index, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.

•
The securities will not be listed on any securities exchange and, accordingly, will have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

•	The CUSIP number for the securities is 17318Q814. The ISIN number for the securities is US17318Q8143.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on page PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $10 PER SECURITY

	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$3,600,000.00	$54,000.00	$3,546,000.00

(1)The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.95 per security. You should refer to “Description of Securities—Plan of Distribution; Conflicts of Interest” for more information.
(2)Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.15, subject to reduction for volume purchase discounts, for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.15, subject to reduction for volume purchase discounts, for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about June 4, 2012.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December 5, 2012, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in this pricing supplement.

The securities offered are medium-term debt securities of Citigroup Funding Inc. (“Citigroup Funding”).  The securities have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares.  At maturity, you will receive a positive return on the securities only if the closing price of the underlying shares on the valuation date is greater than or equal to the closing price of the underlying shares on the pricing date.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

The iShares® MSCI Emerging Markets Index Fund seeks to replicate, before fees and expenses, the price and yield performance of the MSCI Emerging Markets Index.  See “Description of Securities––The iShares® MSCI Emerging Markets Index Fund; Public Information” and “Description of Securities––The MSCI Emerging Markets Index” in this pricing supplement for additional information.

Each security costs $10
We, Citigroup Funding, are offering the Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December 5, 2012, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.  See “Description of Securities—Plan of Distribution; Conflicts of Interest” for information about volume purchase discounts.

The issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the securities reflects these fees and hedging costs is expected to adversely affect any secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the return of any of the stated principal amount at maturity
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending on the closing price of the underlying shares on the valuation date.  If the final share price is greater than or equal to initial share price, you will receive a positive return equal to the fixed upside payment described below. If the final share price is less than the initial share price, you will receive an amount at maturity that is less than the $10 stated principal amount and possibly zero.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.

The initial share price equals $37.52, the closing price of the underlying shares on May 30, 2012, which we refer to as the pricing date.  The pricing date is the day we priced the securities for initial sale to the public.

The final share price will be the closing price of the underlying shares on November 30, 2012, which we refer to as the valuation date. The valuation date is subject to postponement in the event of non-trading days and certain market disruption events.

Payment at maturity depends on the closing price of the underlying shares on the valuation date
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the underlying shares on the valuation date, equal to:

• If the final share price is greater than or equal to the initial share price, º $10 plus the upside payment, where,

upside payment = $1.00 per security (10% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.00 per security.

• If the final share price is less than the initial share price, º $10 times the share performance factor, where,

share performance factor	=	final share price
initial share price

Accordingly, if the final share price is less than the initial share price, investors will lose 1% of the stated principal amount for every 1% decrease in the final share price.  This amount will be less than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On page PS-6, we have provided a payoff diagram under “Hypothetical Payments on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing price of the underlying shares from the initial share price to the final share price.  The payoff diagram does not show every situation that can occur.

You can review historical closing prices of the underlying shares in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

If a market disruption event occurs with respect to the underlying shares on the valuation date or if the valuation date is not a trading day, the final share price will be determined in accordance with “Description of Securities—Closing Price” below.

Your participation in any increase in the price of the underlying shares will be no greater than the upside payment
The positive return investors may realize on the securities if the final share price is greater than or equal to the initial share price will be equal to, but no greater than, the upside payment of $1.00 per security (10% of the stated principal amount).  Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $11.00 per security.  See “Hypothetical Payments on the Securities at Maturity.”

You will not be entitled to	Investing in the securities is not equivalent to investing in the underlying shares, the receive any dividends paid with respect to the underlying shares, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index
MSCI Emerging Markets Index, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.  As of May 30, 2012, the trailing 12-month dividend yield of the underlying shares was 1.85%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.925% (calculated on a simple interest basis) over the approximately 6-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets has determined the initial share price and will determine, among other things, the final share price, the share performance factor, if applicable, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, our affiliate Citigroup Global Markets, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of the Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Tax Considerations.” We urge you to consult your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.

HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

The payoff diagram below illustrates the hypothetical payment at maturity per security for a range of hypothetical percentage changes in the closing price of the underlying shares from the initial share price to the final share price.

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of May 30, 2012, the trailing 12-month dividend yield of the underlying shares was 1.85%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.925% (calculated on a simple interest basis) over the approximately 6-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

The diagram is based on the following terms:
Stated Principal Amount:	$10.00 per security
Upside Payment:	$1.00 per security (10% of the stated principal amount)
Minimum Payment at Maturity:	There is no minimum payment at maturity.
Maximum Payment at Maturity:	$11.00 per security

•
In the payoff diagram above, if the final share price is greater than or equal to the initial share price, an investor will receive a payment at maturity that is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed $11.00 per security (the $10 stated principal amount plus the upside payment of $1.00 per security).

•
In the payoff diagram above, if the final share price is less than the initial share price, an investor will receive a payment at maturity that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.  For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are riskier than ordinary debt securities, do not pay interest and do not guarantee the return of any of the stated principal at maturity.  This section describes certain significant risks relating to the securities.  You should read these risk factors together with the risk factors included in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers with regard to any investment in the securities, and to carefully consider whether the securities are suited to your particular circumstances.

The securities do not pay interest or guarantee any return of principal
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, your payment at maturity per security will be an amount in cash that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payments on the Securities at Maturity.”

The appreciation potential of the securities is fixed and limited
The appreciation potential of the securities is limited to the fixed upside payment of $1.00 per security (10% of the stated principal amount), even if the final share price is greater than the initial share price by more than 10%.  See “Hypothetical Payments on the Securities at Maturity.”

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay any amounts due on the securities at maturity.  Therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment will be at risk and you could lose some or all of your investment. Any decline or anticipated decline in Citigroup Inc.’s credit ratings, or any increase or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk, is likely to adversely affect the value of the securities.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities and the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in any secondary market that may develop, including:

▪ the price and volatility (frequency and magnitude of changes in price) of the underlying shares and the stocks held by the iShares® MSCI Emerging Markets Index Fund;

▪ dividend yields on the underlying shares and the stocks held by the iShares® MSCI Emerging Markets Index Fund;

▪ U.S. interest rates generally;

▪ time remaining to maturity of the securities;

▪ geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the underlying shares or the capital markets generally;

▪ the exchange rates of the U.S. dollar relative to the currency in which the stocks held by the iShares® MSCI Emerging Markets Index Fund trade;

▪ the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the initial share price; and

▪ any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.” You may receive less, and possibly significantly less, than the stated principal amount per security if you are able to sell your securities prior to maturity.

Historically, the closing price of the underlying shares has been volatile
From January 3, 2007 to May 30, 2012, the closing price of the underlying shares has been as low as $18.22 and as high as $55.64. The volatility of the closing price of the underlying shares may result in your receiving at maturity an amount that is less than the stated principal amount of the securities and possibly zero.

Investing in the securities exposes investors to risks associated with emerging markets equity securities
The stocks composing the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The price of the underlying shares is subject to currency exchange risk
Because the closing price of the underlying shares is related to the U.S. dollar value of stocks composing the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Investing in the securities is not equivalent to investing in the underlying shares, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index

Investing in the securities is not equivalent to investing in the underlying shares, the any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.  As of May 30, 2012, the trailing 12-month dividend yield of the underlying shares was 1.85%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.925% (calculated on a simple interest basis) over the approximately 6-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value
The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks and other securities held by the iShares® MSCI Emerging Markets Index Fund. The of the securities
Investment Adviser may change its investment strategy at anytime. Any of these actions could adversely affect the closing price of the underlying shares and, consequently, the value of the securities. MSCI Inc. (“MSCI” or the “Underlying Index Publisher”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could adversely affect the closing price of the underlying shares and, consequently, the value of the securities.

You will have no rights against the Investment Adviser or the Underlying Index Publisher
You will have no rights against the Investment Adviser or the Underlying Index Publisher, even though your payment at maturity will depend on the closing price of the underlying shares on the valuation date.  The Investment Adviser and the Underlying Index Publisher are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are different
The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the fund, differences in trading hours between the underlying shares and the stocks that constitute the MSCI Emerging Markets Index or due to other circumstances. Additionally, the performance of the underlying shares may diverge from the performance of the MSCI Emerging Markets Index because the fund may invest up to 10% of its assets in securities not included in the MSCI Emerging Markets Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

The anti-dilution adjustments do not cover every event that could affect the underlying shares
Citigroup Global Markets, as calculation agent, will adjust the initial share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the initial share price, the value of the securities and the amount payable to you at maturity may be materially and adversely affected.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial share price and will determine, among other things, the final share price and the share performance factor, if applicable, and the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares, or the calculation of the final share price in the event of a market disruption event or termination of the iShares® MSCI Emerging Markets Index Fund, may adversely affect your payment at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities, including trading in the underlying shares, the stocks held by the iShares® MSCI Emerging Markets Index Fund and/or the stocks included in the MSCI Emerging Markets Index, as well as in other instruments related to the underlying shares, such stocks and/or the MSCI Emerging Markets Index. Our affiliates also trade the underlying shares, such stocks and other financial instruments related to the underlying shares, such stocks and/or the MSCI Emerging Markets Index on a regular basis as part of their general broker-

dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the value of the shares on the pricing date, and therefore could have increased the price at which the underlying shares must close on the valuation date so that an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December 5, 2012.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$3,600,000

Pricing Date	May 30, 2012

Original Issue Date (Settlement Date)	June 4, 2012

Maturity Date	December 5, 2012

Valuation Date
November 30, 2012.  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described below under “—Closing Price.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Issue Price	$10 per Security. See “Description of Securities—Plan of Distribution; Conflicts of Interest” for information about volume purchase discounts.

CUSIP Number	17318Q814

ISIN Number	US17318Q8143

Denominations	$10 and integral multiples thereof

Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• If the Final Share Price is greater than or equal to the Initial Share Price, $10 plus the Upside Payment, or

•  If the Final Share Price is less than the Initial Share Price, $10 times the Share Performance Factor. This payment will be less than the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.00 per Security (10% of the Stated Principal Amount).

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$37.52, the Closing Price of the Underlying Shares on the Pricing Date, subject to adjustment upon the occurrence of certain limited events affecting the Underlying Shares
Final Share Price	The Closing Price of the Underlying Shares on the Valuation Date

Minimum Payment at Maturity	There is no minimum Payment at Maturity.
Maximum Payment at Maturity	$11.00 per Security (110% of the Stated Principal Amount)
Closing Price	Subject to the provisions set out under “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” below:

(a)   if the Underlying Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Shares are listed or admitted to trading; or

(b)   if the Underlying Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Shares are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no such price is available pursuant to clauses (a) or (b) above or if a Market Disruption Event occurs or is continuing, the Closing Price of the Underlying Shares for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Shares obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” and “—Anti-dilution Adjustments” below.  The determination of the Closing Price of the Underlying Shares by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Business Day immediately prior to the Maturity Date.

Anti-dilution Adjustments	If the Underlying Shares, after the Pricing Date,

(a)   pay a share dividend or there is a distribution with respect to the Underlying Shares in the form of Underlying Shares (excluding any share dividend or distribution for which the number of Underlying Shares paid or distributed is based on a fixed cash equivalent value);

(b) are subdivided or split into a greater number of Underlying Shares;
(c) are combined into a smaller number of Underlying Shares; or
(d) other shares are issued by reclassification of the Underlying Shares,

then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of other shares, and the denominator of which will be the number of the Underlying Shares outstanding immediately before the event. In the event of a reclassification referred to in (d) above as a result of which no Underlying Shares are outstanding, the Initial Share Price will be determined by reference to the other shares issued in the reclassification.

Each dilution adjustment will be effected as follows:

(a)   in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the iShares® MSCI Emerging Markets Index Fund; and

(b) in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the iShares® MSCI Emerging Markets Index Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NYSE Arca, Inc., NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets, acting as principal
Calculation Agent	Citigroup Global Markets

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events or calculation of the Final Share Price in the event of a Market Disruption Event, may affect the Payment at Maturity.  See “—Delisting or Suspension of Trading, Liquidation, Discontinuance and Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
As determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) the Underlying Shares (or any other security for which a closing price must be determined) on any exchange or market, (ii) stocks which then constitute 20% or more of the value of the assets underlying the Underlying Shares or any Successor Shares or 20% or more of the value of the MSCI Emerging Markets Index or any Successor Index, or (iii) any options contracts or futures contracts relating to the Underlying Shares (or other security) or any Successor Shares or the MSCI Emerging Markets Index or any Successor Index, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the assets underlying the Underlying Shares or any Successor Shares or included in the MSCI Emerging Markets Index or any Successor Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets underlying the Underlying Shares or any Successor Shares or the value of the MSCI Emerging Markets Index or any Successor Index will be based on a comparison of the portion of the value of such assets or such index, as applicable, attributable to that security relative to the overall value of such assets or such index, as applicable, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

No Redemption	The Securities are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Alternate Payment Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Delisting or Suspension of Trading,
Liquidation, Discontinuance and
Alteration of Method of Calculation
If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Underlying Shares (any such securities, “Successor Shares”), the price of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the Underlying Shares are delisted from, or trading of the Underlying Shares is suspended on, their primary exchange or market and Successor Shares that the Calculation Agent determines to be comparable to the Underlying Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Shares. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Securities.

If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of the MSCI Emerging Markets Index (or any Successor Index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event), multiplied by (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing level of the MSCI Emerging Markets Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If MSCI, as the Underlying Index Publisher, discontinues publication of the MSCI Emerging Markets Index and the Underlying Index Publisher or another entity (including Citigroup Global Markets) publishes a successor or substitute index that Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then the Closing Price for the Underlying Shares on any Trading Day following a Liquidation Event will be determined by reference to the published level of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Underlying Index Publisher discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, if applicable, and Citigroup Global Markets, as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Underlying Shares for such date.  Such Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the primary exchange or market of trading for each security most recently included in the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the Securities.

If at any time the method of calculating the MSCI Emerging Markets Index or a Successor Index is changed in any material respect, or if the MSCI Emerging Markets Index or a Successor Index is in any other way modified so that the level of the MSCI Emerging Markets Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the MSCI Emerging Markets Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the MSCI Emerging Markets Index or the Successor Index is modified so that the level of the MSCI Emerging Markets Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of that index as if it had not been modified.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Shares of the iShares® MSCI Emerging Markets Index Fund trade on NYSE Arca, Inc. under the ticker symbol EEM.

The investment adviser to the iShares® MSCI Emerging Markets Index Fund uses a representative sampling indexing strategy to manage the fund.  This means that the investment adviser invests in a representative sample of securities that, in the view of the investment adviser, has an investment profile similar to the MSCI Emerging Markets Index.  Thus, at any time, the iShares® MSCI Emerging Markets Index Fund may not hold all of the securities in the MSCI Emerging Markets Index.  Funds that employ a representative sampling strategy may incur tracking error to a greater extent than a fund that seeks to replicate an index by holding all of the securities in the index.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities included in the MSCI Emerging Markets Index and in depositary receipts representing such securities.  The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, derivative contracts and cash and cash equivalents.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares. We have derived all disclosures contained in this pricing supplement relating to the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Shares. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Shares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the closing price of the Underlying Shares (and therefore the closing price of the Underlying Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Shares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. As of May 30, 2012, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indexes:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review
The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:
(i) define the equity universe of listed securities within the emerging market countries;
(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;
(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and
(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. and Barra, Inc. MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup

Inc. or the trustee assumes any responsibility for the accuracy or completeness of any publicly available information relating to the MSCI Emerging Markets Index.

Historical Information
The following table sets forth the published high, low and end-of-quarter Closing Prices of the Underlying Shares for each quarter in the period from January 3, 2007 through May 30, 2012.  The Closing Price of the Underlying Shares on May 30, 2012 was $37.52.  The graph following the table sets forth the historical performance of the Underlying Shares for that same.

You should not take the historical Closing Prices as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Shares on the Valuation Date.  The Final Share Price may be less than the Initial Share Price so that the Payment at Maturity will be less than the $10 Stated Principal Amount of the Securities and could be zero.  There is no minimum Payment at Maturity on the Securities.

We cannot give you any assurance that the Closing Price of the Underlying Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Price of the Underlying Shares on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 3, 2007 through May 30, 2012

	High ($)	Low ($)	Period End ($)
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	44.77
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter (through May 30, 2012)	43.54	37.15	37.52

iShares® MSCI Emerging Markets Index Fund January 3, 2007 through May 30, 2012 Daily Closing Prices

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, have hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, in futures or options contracts on the Underlying Shares or any component stocks of the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have potentially increased the Initial Share Price and, therefore, increased the price at which the Underlying Shares must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts or any other available instruments that we may wish to use in connection with our hedging on the Underlying Shares, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

The actual price to public, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.1500	$0.1500
≥ $1,000,000 and < $3,000,000	$9.9750	$0.1250	$0.1250
≥ $3,000,000 and < $5,000,000	$9.9625	$0.1125	$0.1125
≥ $5,000,000	$9.9500	$0.1000	$0.1000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the Underwriter, if, within 30 days of the offering, the Underwriter repurchases the Securities distributed by such dealers.

In order to hedge its obligations under the Securities, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without prior written consent of the client.

ERISA Matters	Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the

Securities through and including the date of disposition of such Securities that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)   if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
• investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
• entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and
• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds  Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. Each holder, by purchasing the Securities, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale or exchange of the Securities, or upon retirement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be short-term capital gain or loss.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as short-term debt instruments issued by us.  Under this treatment, the timing and character of income on the Securities, and a portion of any gain realized by a U.S. Holder upon a sale or exchange of the Securities would be significantly affected.  Among other things, gain realized by a U.S. Holder upon retirement of the Securities, and a portion of any gain realized by a U.S. Holder upon a sale or exchange of the Securities, would be treated as ordinary income.  In addition, certain U.S. Holders might be required to accrue into income original issue discount over the term of the Securities before maturity.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders
This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities.  A Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Security on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of our counsel regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities nor the issuance and delivery of the Securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Securities offered by this pricing supplement and duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

_________________

TABLE OF CONTENTS

Page

Pricing Supplement

Citigroup Funding Inc.

360,000 Jump Securities Based on the
iShares® MSCI Emerging Markets Index
Fund

Due December 5, 2012
$10 per Jump Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

May 30, 2012

(Including Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

Summary of Pricing Supplement	PS-2
Hypothetical Payments on the Securities at Maturity	PS-6
Risk Factors	PS-7
Description of Securities	PS-12
Payment at Maturity	PS-12
The iShares® MSCI Emerging Markets Index Fund; Public Information	PS-20
The MSCI Emerging Markets Index	PS-21
Historical Information	PS-25
Use of Proceeds and Hedging	PS-26
Plan of Distribution; Conflicts of Interest	PS-27
ERISA Matters	PS-27
United States Federal Tax Considerations	PS-28
Validity of the Securities	PS-34

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28